INDEPENDENT AUDITOR'S INCLUSION LETTER

We agree to the inclusion in the Cardone Equal Opportunity Fund 2, LLC Form 1-A dated March 9, 2022 of our report, dated March 7, 2022, on our audit of the financial statements of Cardone Equal Opportunity Fund 2, LLC as of February 15, 2022, and for the period from January 31, 2022 (inception) to February 15, 2022.

Kaufman, Rossin + Co.

Kaufman, Rossin & Co., P.A.
March 9, 2022
Miami, Florida